Exhibit 99.1

Company Contacts:

Charles Beck

Chief Financial Officer

503-469-4721

Charles.Beck@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

dmrc@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Reports Fourth Quarter and Full Year 2013

Financial Results

Beaverton, Ore. — February 20, 2014 — Digimarc Corporation (NASDAQ: DMRC) reported financial results for the fourth quarter and fiscal year ended December 31, 2013.

Fourth Quarter 2013 Results

Revenue for the fourth quarter of 2013 totaled $6.8 million compared to $9.3 million in the fourth quarter of 2012. The decrease was primarily due to the end of the scheduled minimum quarterly license fee payments from Intellectual Ventures (IV) in the second quarter of 2013. The comparative decline was partially offset by increased subscription revenue from a full quarter of Attributor’s sales in the fourth quarter of 2013 and higher service revenue from the Central Banks.

Operating loss for the fourth quarter of 2013 totaled $3.4 million compared to operating income of $1.9 million in the same quarter a year-ago. The operating results for the fourth quarter of 2013 reflect lower revenue and higher operating costs due to increased investments in the company’s product development and sales growth initiatives, as well as the impact of a full quarter of Attributor’s operating costs in the fourth quarter of 2013.

Net loss for the fourth quarter of 2013 totaled $1.3 million or $0.19 per diluted share compared to net income of $1.1 million or $0.14 per diluted share in the fourth quarter of 2012. The decrease was due to lower operating income partially offset by a benefit for income taxes in the fourth quarter of 2013.

Full Year 2013 Results

Revenue in 2013 totaled $35.0 million compared to $44.4 million in 2012. The decrease was primarily due to the $8.0 million past due royalties payment received from Verance Corporation in the first quarter of 2012 and the end of the scheduled minimum quarterly license fee payments from IV in the second quarter of 2013. Revenue from IV for these license fees was $12.6 million in 2012 versus $6.8 million in 2013. The comparative decline was partially offset by increased subscription revenue from a full year of Attributor’s sales in 2013 and higher service revenue from the Central Banks.

Operating loss in 2013 totaled $2.4 million compared to operating income of $14.6 million in 2012. The decrease reflects lower revenue and higher operating costs due to increased investments in the company’s product development and sales growth initiatives, as well as the impact of a full year of Attributor’s operating costs in 2013.

Net loss in 2013 totaled $0.5 million or $0.10 per diluted share compared to net income of $8.3 million or $1.12 per diluted share in 2012. The decrease was due to lower operating income partially offset by a benefit for income taxes in 2013.

At December 31, 2013, cash, cash equivalents and marketable securities totaled $35.0 million compared to $39.1 million at December 31, 2012.

Conference Call

Digimarc will hold a conference call later today (Thursday, February 20, 2014) to discuss these results. Management will also provide an update on market conditions, plans for 2014, and execution of strategy. Chairman and CEO Bruce Davis and CFO Charles Beck will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The call will be broadcast live via webcast at www.digimarc.com/investors and available for replay through February 27, 2014. The webcast will be archived and available on Digimarc’s website at www.digimarc.com/investors/investor-events-and-webcasts.

For those who wish to listen to the call via telephone, please dial the telephone number below at least five minutes prior to the scheduled start time:

Number: 866-562-9934

Conference ID: 14645381

If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded Digimarc IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment.

Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, visit www.digimarc.com.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements and any related inferences regarding increases in subscription revenue, increased investments in product development and sales growth initiatives, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results will be set forth in the company’s Form 10-K for the year ended December 31, 2013 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Digimarc Corporation

Consolidated Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Twelve-Month Information
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenue:
Service	$2,650	$2,519	$11,631	$10,792
Subscription	1,350	559	5,591	1,481
License	2,826	6,236	17,742	32,102

Total revenue	6,826	9,314	34,964	44,375
Cost of revenue:
Service	1,260	1,373	5,327	5,917
Subscription	643	217	2,491	355
License	93	58	387	236

Total cost of revenue	1,996	1,648	8,205	6,508
Gross profit:
Service	1,390	1,146	6,304	4,875
Subscription	707	342	3,100	1,126
License	2,733	6,178	17,355	31,866

Total gross profit	4,830	7,666	26,759	37,867
Gross margin:
Service	52%	45%	54%	45%
Subscription	52%	61%	55%	76%
License	97%	99%	98%	99%
Percentage of gross profit to total revenue	71%	82%	77%	85%
Operating expenses:
Sales and marketing	1,822	913	6,144	3,827
Research, development and engineering	3,450	2,277	12,274	8,741
General and administrative	2,635	2,226	9,624	9,457
Intellectual property	313	329	1,129	1,248

Total operating expenses	8,220	5,745	29,171	23,273
Operating income (loss)	(3,390)	1,921	(2,412)	14,594
Net loss from joint ventures	—	—	—	(1,107)
Other income, net	28	40	109	179

Income (loss) before income taxes	(3,362)	1,961	(2,303)	13,666
(Provision) benefit for income taxes	2,077	(907)	1,796	(5,394)

Net income (loss)	$(1,285)	$1,054	$(507)	$8,272

Earnings (loss) per common share:
Earnings (loss) per common share - basic	$(0.19)	$0.15	$(0.10)	$1.16
Earnings (loss) per common share - diluted	$(0.19)	$0.14	$(0.10)	$1.12
Weighted average common shares outstanding - basic	6,913	6,791	6,866	6,757
Weighted average common shares outstanding - diluted	6,913	6,966	6,866	6,989
Cash dividends declared per common share:	$0.11	$0.11	$0.44	$0.33

Digimarc Corporation

Consolidated Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information		Twelve-Month Information
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Cash flows from operating activities:
Net income (loss)	$(1,285)	$1,054	$(507)	$8,272
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	229	156	742	600
Amortization and write-off of intangibles	316	172	1,247	385
Gain on reversal of contingent merger consideration	—	—	(190)	—
Stock-based compensation	1,283	1,104	4,502	5,256
Net loss from joint ventures	—	—	—	1,107
Deferred income taxes	(1,069)	(207)	(715)	(284)
Tax benefit from stock-based awards	(855)	1,303	(855)	3,688
Excess tax benefit from stock-based awards	(201)	(1,243)	(201)	(3,044)
Increase in allowance for dobutful accounts	23	—	45	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(744)	(59)	(1,667)	(187)
Other current assets	235	264	(342)	219
Other assets	(305)	34	(404)	201
Accounts payable and other accrued liabilities	(250)	(984)	124	(228)
Deferred revenue	1,431	128	1,694	(384)

Net cash provided by (used in) operating activities	(1,192)	1,722	3,473	15,601
Cash flows from investing activities:
Purchase of property and equipment	(112)	(194)	(1,644)	(570)
Capitalized patent costs and purchased intellectual property	(274)	(272)	(1,098)	(1,170)
Investment in joint ventures, net	—	—	—	(692)
Business acquisitions, net of cash acquired	—	(5,092)	—	(5,092)
Sale or maturity of marketable securities	8,283	26,534	55,627	144,214
Purchase of marketable securities	(6,404)	(24,312)	(54,590)	(146,444)

Net cash provided by (used in) investing activities	1,493	(3,336)	(1,705)	(9,754)
Cash flows from financing activities:
Purchase of common stock	(968)	(649)	(1,822)	(3,100)
Cash dividends paid	(802)	(783)	(3,202)	(2,344)
Excess tax benefit from stock-based awards	201	1,243	201	3,044

Net cash used in financing activities	(1,569)	(189)	(4,823)	(2,400)

Net increase (decrease) in cash and cash equivalents (1)	$(1,268)	$(1,803)	$(3,055)	$3,447

Cash equivalents and marketable securities at beginning of period	38,111	43,080	39,056	33,378
Cash equivalents and marketable securities at end of period	34,964	39,056	34,964	39,056

(1) Net increase (decrease) in cash, cash equivalents and marketable securities	$(3,147)	$(4,024)	$(4,092)	$5,678

Digimarc Corporation

Consolidated Balance Sheet Information

(in thousands)

(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents (2)	$3,811	$6,866
Marketable securities (2)	25,851	25,403
Trade accounts receivable, net	5,838	4,216
Other current assets	1,658	1,016

Total current assets	37,158	37,501
Marketable securities (2)	5,302	6,787
Property and equipment, net	2,395	1,453
Intangibles, net	6,709	6,721
Goodwill	1,114	1,114
Deferred tax assets, net	3,949	3,589
Other assets	570	166

Total assets	$57,197	$57,331

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$1,560	$1,143
Deferred revenue	4,218	2,512

Total current liabilities	5,778	3,655
Deferred rent and other long-term liabilities	496	673

Total liabilities	6,274	4,328
Commitments and contingencies
Shareholders’ equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	41,498	39,869
Retained earnings	9,368	13,077

Total shareholders’ equity	50,923	53,003

Total liabilities and shareholders’ equity	$57,197	$57,331

(2)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $34,964 and $39,056 at December 31, 2013 and 2012, respectively.

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